Exhibit 10.15

ESCO CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 1995

i

TABLE OF CONTENTS

(continued)

ii

ESCO CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I  PURPOSE; EFFECTIVE DATE

1.1                               Purpose

ESCO Corporation (the “Company”) adopts this Supplemental Executive Retirement Plan (the “Plan”) to provide supplemental retirement benefits for certain key employees of the Company.  It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2                               Effective Date

The Plan is effective as of January 1,1995.

ARTICLE II  DEFINITIONS

Whenever used in this document, the following terms shall have the meanings indicated, unless a contrary or different meaning is expressly provided:

2.1                               Actuarial Equivalent

“Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment.  Determinations of equivalence shall be made in the same manner as determinations would be made under the ESCO National Pension Plan as in effect at the time of determination.

2.2                               Benefit Commencement Date

“Benefit Commencement Date” means the date benefits commence under the Pension Plan.  If the Participant is not eligible for a benefit under the Pension Plan, the Benefit Commencement Date shall be the earliest date the Participant could have received a Pension Plan Benefit had the Participant been a Participant in that Plan.  If more than one (1) Pension Plan is taken into consideration for purposes of this Plan, the Committee shall determine which Pension Plan to use for purposes of identifying the Benefit Commencement Date.

2.3                               Board

“Board” means the Board of Directors of the Company.

2.4                               Bonus

“Bonus” means the cash amount paid as an annual bonus, which is normally paid during the first quarter of the calendar year.

2.5                               Change in Control

“Change in Control” means:

(a)                                  Any consolidation, merger, plan for exchange, or transaction involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which the common stock of the.  Company would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of the common stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation after the Merger; or,

(b)                                 Any sale, lease, exchange, or other transfer (in one (1) transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company; or,

(c)                                  Any transaction whereby a person acquires, directly or indirectly, the beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the Company’s voting stock; provided, however, the term “person” shall not include a person who beneficially owns at least five percent (5%) of the Company’s voting stock on the date the Plan is adopted by the Board.

2.6                               Committee

“Committee” means the committee appointed by the Board to administer the Plan pursuant to Article VII.

2.7                               Company

“Company” means ESCO Corporation, an Oregon corporation, and its successors and assigns.

2.8                               Compensation

“Compensation” means the total amount of salary and Bonus paid to a Participant by Employer which are required to be reported on the Participant’s W-2 tax form or equivalent Canadian reporting form.  Compensation also includes amounts which have vested in accordance with the ESCO Corporation Stock Incentive Plan (the “SIP”).  Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code, or the equivalent provisions under Canadian law, or under the Deferred Compensation Plan.  Compensation does not include any SIP amounts for which vesting has been accelerated due to a Participant’s retirement or other termination unless the Committee decides otherwise and provides written notice of such decision to the Participant.  Compensation also does not include expense reimbursements or any form of noncash compensation or benefits, except as expressly provided above.

2.9                               Deferred Compensation Plan

“Deferred Compensation Plan” means the ESCO Corporation Deferred Compensation Plan, a nonqualified deferred compensation plan established by Employer for a select group of highly compensated and management employees of Employer.

2.10                        Disability

“Disability” means a totally and permanently disabling condition.  A Participant is deemed totally and permanently disabled if the Committee determines, upon the basis of medical evidence, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.  The Committee’s determination of whether the Participant is totally and permanently disabled shall be conclusive in each case.

2.11                        Early Retirement Date

“Early Retirement Date” means the first day of the month coincident with or next following the month in which a Participant terminates employment with Employer, if such termination date occurs on or after such Participant’s attainment of age fifty-five (55) and completion of ten (10) Years of Service, but prior to the Participant’s Normal Retirement Date.

2.12                        Employer

“Employer” means the Company and any subsidiary or affiliate of the Company designated by the Board.

2.13                        Married Participant

“Married Participant” means a Participant who has been married) to the same spouse through-out the one (1) year period ending on the date of the Participant’s death.

2.14                        Monthly Final Average Compensation

“Monthly Final Average Compensation” means the Participant’s Compensation earned during the five (5) consecutive calendar years out of the last ten (10) calendar years of employment with Employer during which the Participant’s Compensation is the highest, divided by sixty (60).

2.15                        Normal Retirement Date

“Normal Retirement Date” means the first day of the month coincident with or next following the month in which the Participant attains age sixty-five (65).

2.16                        Participant

“Participant” means any individual who is participating in or has participated in this Plan, as provided in Article III, and who has not yet received full benefits hereunder.

2.17                        Pension Plan

“Pension Plan” means .the defined benefit pension plan sponsored by the Participant’s Employer and such other defined benefit or defined contribution plan under which a Participant is entitled to a benefit and which the Committee determines to take into consideration for purposes of this Plan (e.g., benefits payable to Participants employed by ESCO Limited would be calculated by taking into account benefits under the ESCO Limited Pension Plan if the Committee so determined).

2.18                        Plan

“Plan” means this Supplemental Executive Retirement Plan as amended from time to time.

2.19                        Retirement

“Retirement” means a Participant’s termination from employment with Employer at an Early Retirement Date or Normal Retirement Date, as applicable.

2.20                        Supplemental Retirement Benefit

“Supplemental Retirement Benefit” means the benefit determined under Article IV of this Plan.

2.21                        Years of Service

“Years of Service” means the total number of years and fractions thereof in which a Participant has been employed by Employer.

ARTICLE III  PARTICIPATION AND VESTING

3.1                               Eligibility and Participation

(a)                                  Eligibility.  Eligibility to participate in the Plan shall be limited to those key employees of the Company who are designated, from time to time, by the Board.

(b)                                 Participation.  An employee’s participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate.  Subject to Section 3.2, participation in the Plan shall continue until such time as the Participant terminates employment with Employer and as long thereafter as the Participant is eligible to receive benefits under this Plan.

3.2                               Change in Participation Status

Notwithstanding Section 3,1, if the Board determines that a Participant no longer meets the eligibility criteria in Section 3.1 but does not terminate the Participant’s employment with Employer, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s vested interest in such benefits as of the date designated by the Board (“Participation Termination Date”).  Such benefits shall be based solely on the Participant’s Years of Service and Compensation as of the Participation Termination Date.

3.3                               Vesting

Subject to Section 5.3, a Participant shall be one hundred percent (100%) vested in the accruedbenefits provided under the Plan.

ARTICLE IV  SUPPLEMENTAL RETIREMENT BENEFIT

4.1                               Normal Retirement Benefit

If a Participant retires at the Normal Retirement Date, Employer shall pay to the Participant a monthly Supplemental Retirement Benefit equal to:

(a)                                  Sixty percent (60%) of Monthly Final Average Compensation multiplied by a fraction, the numerator of which is the Participant’s actual Years of Service, not to exceed thirty (30), and denominator of which is thirty (30), less (b) and (c) below.

(b)                                 The Participant’s monthly primary Social Security benefit, and comparable Canadian benefit under the Canadian Pension Plan and/or the Old Age Security Act determined at the Participant’s Normal Retirement Date, and such other national plan, comparable to the United States’ Social Security Plan, as other nations may provide to its citizens; and

(c)                                  The Participant’s Pension Plan benefit (or benefits if a Participant receives a benefit from more than one (1) Employer) in the form of a monthly single life annuity commencing at the Normal Retirement Date.  Profit sharing balances under any defined contribution plan which the Committee has determined to take into consideration and which are deemed to be Employer-provided shall be converted to an Actuarial Equivalent single-life annuity commencing at the Normal Retirement Date.

4.2                               Early Retirement Benefit

If a Participant retires at an Early Retirement Date, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 4.1, except:

(a)                                  The target described in Section 4.1(a) shall be reduced by one-half percent (1/2%) for each month by which the Benefit Commencement Date precedes the first calendar month following the Participant’s sixty-fifth (65th) birthday;

(b)                                 The offset described in Section 4.1(b) shall be the monthly benefit payable at age sixty-two (62), calculated using the applicable law in effect at the Early Retirement Date and assuming zero earnings to age sixty-two (62), or the Participant’s actual monthly benefit if Retirement occurs after age sixty-two (62).  This amount shall be reduced by one-half percent (1/2%) for each month by which the Benefit Commencement Date precedes the first calendar month following the Participant’s sixty-second (62nd) birthday; and

(c)                                  The offset described in Section 4.1(c) shall be the benefit payable at the Benefit Commencement Date.

4.3                               Termination Benefit

If a Participant’s employment with Employer terminates for reasons other than Retirement, death or Disability, Employer shall pay to the Participant the Supplemental Retirement Benefit calculated under Section 4.1, except:

(a)                                  The target described in Section 4.1(a) shall be reduced by one-half percent (1/2%) for each month by which the Benefit Commencement Date precedes the Participant’s Normal Retirement Date;

(b)                                 The offset described in Section 4.1(b) shall be the monthly benefit payable at age sixty-two (62), calculated using the applicable law in effect at the termination date and assuming level earnings to age sixty-two (62), or the Participant’s actual monthly benefit if termination occurs after age sixty-two (62).  This amount will be reduced by one-half percent (1/2%) for each month by which the termination date precedes the first calendar month following the Participant’s sixty-second (62nd) birthday; and

(c)                                  The offset described in Section 4.1(c) shall be the benefit payable at the Benefit Commencement Date.

4.4                               Disability Retirement Benefit

If a Participant’s employment with Employer terminates prior to Retirement as a result of Disability, Employer shall pay to the Participant the Supplemental Retirement Benefit calculated under Section 4.1, except:

(a)                                  The offset described in Section 4.1(b) shall be the monthly benefit payable at age sixty-five (65), calculated using the applicable law in effect at the time of commencement of benefits and assuming zero earnings to age sixty-five (65); and

(b)                                 The offset described in Section 4.1(c) shall be the benefit payable at the Benefit Commencement Date.

4.5                               Accelerated Distribution

Notwithstanding any other provision of the Plan, within twenty-four (24) months following a Change in Control or at any time following termination of employment, a Participant shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the Actuarial Equivalent vested accrued Supplemental Retirement Benefit as of the date thirty (30) days after notice is given to the Committee pursuant to Section 9.9.  The remaining balance of ten percent (10%) shall be forfeited by the Participant.  The amount payable under this section shall be paid in a lump sum within ten (10) days following the thirty (30) day period outlined above.  If a Participant requests and obtains an accelerated distribution under this Section 4.5 and remains employed by the Company, participation will cease and there will be no future benefit accruals under this Plan.  Following the death of a Participant, the surviving spouse of a Married Participant may, at any time, request an accelerated distribution under this section, thereby entitling the surviving spouse to receive the same benefit the Participant would have been entitled to receive.

4.6                               Form of Benefit Payment

The Supplemental Retirement Benefit shall be paid in the basic form provided below unless the Participant elects an alternative form in the form of payment designation.  Any alternative form shall be the Actuarial Equivalent of the basic form of benefit payment.  The basic and alternative forms of payment are as follows:

(a)                                  Basic Form of Benefit Payment.  A monthly single life annuity for the Participant’s life if the Participant is single at the time benefits commence; a monthly joint and survivor annuity, which shall be the Actuarial Equivalent of the monthly single-life annuity, with payment continued to the surviving spouse at one hundred percent (100%) of the amount paid to the Participant if the Participant is married at the time benefits commence.

(b)                                 Alternative Forms of Benefit Payment (if Participant is Married at Benefit Commencement).

(i)                                     A monthly single-life annuity for the Participant’s life.

(ii)                                  A monthly joint and survivor annuity, which shall be the Actuarial Equivalent of the monthly single-life annuity, with payment continued to the surviving spouse at fifty percent (50%) of the amount paid to the Participant.

4.7                               Commencement of Benefit Payments

Benefits payable to a Participant under this Article shall commence as soon as practicable after the appropriate application for benefits has been made but not later than sixty (60) days after all information necessary to calculate the benefit amount has been received by Employer.  All payments shall be made as of the first day of the month.  The amount of payment shall be for a period retroactive to the date payment was obligated to commence.

4.8                               Tax Withholding

Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.  A surviving spouse, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Internal Revenue Code, or any successor provision thereto.

4.9                               Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit.  Such distribution shall completely discharge the Committee and Employer from all liability with respect to such benefit.

ARTICLE V  SURVIVOR BENEFITS

5.1                               Death Prior to Commencement of Benefits

(a)                                  Death At or After Early Retirement Eligibility.  If a Married Participant dies after becoming eligible for Retirement at an Early Retirement Date but prior to Retirement, Employer shall pay a survivor benefit to the Married Participant’s surviving spouse, if any, equal to the Retirement benefit that would have been provided had the Participant retired on the day before the Participant’s death with a one hundred percent (100%) joint and survivor annuity form.  Any benefits payable to a surviving spouse under this subsection shall commence as soon as practicable after the appropriate application for benefits has been made but not later than sixty (60) days after all information necessary to calculate the benefit amount has been received by Employer.  All payments shall be made as of the first day of the month.  The amount of payment shall be for a period retroactive to the date payment was obligated to commence.

(b)                                 Death Prior to Early Retirement Date.  If a Married Participant dies prior to the Early Retirement Date, Employer shall pay a survivor benefit to the Married Participant’s surviving spouse, if any, equal to the Retirement benefit that would have been provided had the Participant terminated employment on the date of death, survived until the Participant had attained his or her earliest eligible Retirement Date and retired with a benefit commencing immediately in the form of a one hundred percent (100%) joint and survivor annuity.  Any benefits payable to a surviving spouse under this subsection shall commence no later than on the first day of the month in which the Participant would have attained his or her earliest eligible Retirement Date.

5.2                               Death After Commencement of Benefits

If a Married Participant dies after benefit payments have commenced under Article IV, a survivor benefit shall be paid to the Married Participant’s surviving spouse only if, and to the extent, provided for by the form of payment under which the Participant was receiving a Supplemental Retirement Benefit, pursuant to Section 4.6,

5.3                               Suicide; Misrepresentation

No benefit shall be paid to a surviving spouse if the Participant’s death occurs as a result of suicide during the twenty-four (24) calendar months beginning with the calendar month following commencement of participation in this Plan.  The Committee may deny payment if death occurs within twenty-four (24) months beginning with the calendar month following commencement of participation in this Plan if the Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of Employer.

5.4                               Effect of Payment

Payment to the surviving spouse shall completely discharge Employer’s obligations under this Plan.

ARTICLE VI  ADMINISTRATION

6.1                               Committee; Duties

The Plan shall be administered by the Committee.  The Committee shall have such powers and duties as may be necessary to discharge its responsibilities.  These powers shall include, but not be limited to, interpreting the Plan provisions; determining amounts due to any Participant and the rights of any Participant or surviving spouse under this Plan; enforcing the right to require any necessary information from any Participant; and any other activities deemed necessary or helpful.  Members of.  the Committee may be Participants under the Plan.

6.2                               Agents

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

6.3                               Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4                               Indemnity of Committee

To the extent permitted by applicable law, the Company shall indemnify, hold harmless and defend the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VII  CLAIMS PROCEDURE

7.1                               Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee or its delegatee, which shall respond in writing as soon as practicable.

7.2                               Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a)                                  The reasons for denial, with specific reference to the Plan provisions on which the denial is based,

(b)                                 A description of any additional material or information required and an explanation of why it is necessary, and

(c)                                  An explanation of the Plan’s claims review procedure.

7.3                               Review of Claim

Any person whose claim or request is denied or who has not received a response within thirty (30) days may request a review by notice given in writing to the Committee.  The claim or request o shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4                               Final Decision

The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reason and the relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII  TERMINATION, SUSPENSION OR AMENDMENT

8.1                               Termination, Suspension or Amendment of Plan

The Board may, in its sole discretion, terminate or suspend the Plan at any time, in whole or in part.  The Board may amend the Plan at any time.  Any amendment may provide different benefits or amounts of benefits from those herein set forth.  No such termination, suspension or amendment, however, shall adversely affect the accrued benefits of Participants (determined as of the day prior to such action), the benefits of any Participant who has previously retired, or the benefits of any surviving spouse of a Participant who has previously died, except as otherwise determined by the Board under Section 9.1.  with respect to any Participant.  Furthermore, no suspension or amendment shall alter the applicability of the vesting schedule in Section 3.3 with respect to a Participant’s accrued benefit at the time of such suspension or amendment.

ARTICLE IX  MISCELLANEOUS

9.1                               Unfunded Plan

This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.  Accordingly, the Board may terminate the Plan and no further benefits shall accrue hereunder, or the Board may remove certain employees as Participants, if it is determined by the United States Department of Labor, a court of competent jurisdiction or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

9.2                               Unsecured General Creditor

Participants and their beneficiaries, heirs, successors and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer.  Except as provided in Section 9.3, such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of the Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan.  Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer.  Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

9.3                               Trust Fund

Employer shall be responsible for the payment of all benefits provided under the Plan, At its discretion, Employer may establish one (1) or more trusts, with such trustees as Employer may approve, for the purpose of providing for the payment of such benefits.  Although such a trust or trusts may be irrevocable, the assets thereof shall be subject to the claims of all Employer’s creditors in the event of insolvency.  To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay such benefits.  If not paid from a trust, any benefits paid under the Plan shall remain the obligation of, and shall be paid by, Employer.

9.4                               Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.5                               Not a Contract of Employment

The terms and conditions of this Plan shall not constitute a contract of employment between Employer and the Participant, and the Participant (or the Participant’s surviving spouse) shall have no rights against Employer except as may otherwise be specifically provided herein.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

9.6                               Protective Provisions

A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, by taking such physical examinations as Employer may deem necessary and by taking such other actions as may be requested by Employer.

9.7                               Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

9.8                               Validity

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.9                               Notice

Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of Employer.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee shall be directed to Employer’s address.  Mailed notice to a Participant or surviving spouse shall be directed to the individual’s last known address in Employer’s records.

9.10                        Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

ESCO CORPORATION

By:	/s/ GENE K. HUEY
Its Vice President-Finance

Dated: June 2, 1997

ESCO CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDMENT NO. 1

WHEREAS, ESCO Corporation (the “Company”) adopted the ESCO Corporation Supplemental Executive Retirement Plan (the “Plan) effective January 1, 1995; and

WHEREAS, the Company desires to memorialize administrative practice with respect to the time period during which distribution election changes will not be valid;

WHEREAS, the Board has the authority, to amend the Plan pursuant to Section 8.1 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST:  Section 4.6 is amended by adding thereto the following new subsection:

(c)                Changing the Basic Form of Benefit Payment.  A Participant may elect, from time to time, to change the form in which benefits shall be paid, and such election shall supersede the Participant’s prior elections provided it is filed with the Committee at least 12 months prior to the commencement of benefit payments.

SECOND:  Except as amended herein, all other Plan provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this Amendment to be executed as of this 3rd day of May 2003.

ESCO CORPORATION

By:	/s/ CALVIN W. COLLINS
Its:	VP & General Counsel